FOR IMMEDIATE RELEASE
October 28, 2024
For more information contact:
Tim McHugh (419) 247-2800
Welltower Reports Third Quarter 2024 Results
Toledo, Ohio, October 28, 2024…..Welltower Inc. (NYSE:WELL) today announced results for the quarter ended September 30, 2024.
Recent Highlights
•Reported net income attributable to common stockholders of $0.73 per diluted share
•Reported quarterly normalized funds from operations attributable to common stockholders of $1.11 per diluted share, an increase of 20.7% over the prior year
•Reported total portfolio year-over-year same store NOI ("SSNOI") growth of 12.6%, driven by SSNOI growth in our Seniors Housing Operating ("SHO") portfolio of 23.0%
•SHO portfolio year-over-year same store revenue increased 8.9% in the third quarter, driven by 310 basis points ("bps") of year-over-year average occupancy growth and Revenue Per Occupied Room ("RevPOR") growth of 4.9%
•SHO portfolio year-over-year SSNOI margin expanded by 300 bps in the third quarter driven primarily by strong RevPOR growth, which continued to meaningfully outpace Expense per Occupied Room ("ExpPOR") growth
•During the third quarter, we completed $2.4 billion of pro rata gross investments, including $2.2 billion in acquisitions and loan funding and $203 million in development funding
•Since the beginning of the year, we have closed or have definitive agreements to close $6.1 billion in pro rata acquisitions and loan funding
•Improved net debt to Adjusted EBITDA to 3.73x at September 30, 2024 from 5.14x at September 30, 2023
•As of September 30, 2024, we had approximately $8.8 billion of available liquidity inclusive of $3.8 billion of available cash and restricted cash and full capacity under our $5.0 billion line of credit
•As previously announced, the Board of Directors approved a 10% increase in the quarterly dividend per share, reflecting our solid financial performance, low payout ratio owing to outsized levels of cash flow growth and the Board's confidence in the Company's strong growth prospects going forward
Capital Activity and Liquidity
Liquidity Update During the third quarter, net debt to consolidated enterprise value improved to 13.1% as of September 30, 2024 from 20.9% as of December 31, 2023. We sourced over $3.6 billion of attractively priced capital, including the assumption of below-market debt, issuance of exchangeable debt, equity and proceeds from dispositions and loan repayments to fund accretive capital deployment opportunities and to further strengthen our already robust liquidity profile. As of September 30, 2024, our share of variable rate debt was approximately 5.6%.
Expanded Senior Unsecured Revolving Credit Facility As previously reported, in July we closed on an expanded $5.0 billion senior unsecured revolving credit facility, which replaced our $4.0 billion existing line of credit. The new facility is comprised of a $3.0 billion revolving line of credit maturing in June 2028 that can be extended for an additional year and a $2.0 billion revolving line of credit maturing in June 2029. The revolving lines of credit will bear interest at a borrowing rate of 72.5 bps over the adjusted SOFR rate and an annual facility fee of 12.5 bps.
Exchangeable Senior Unsecured Notes Issuance In July, Welltower OP issued $1,035,000,000 aggregate principal amount of 3.125% exchangeable senior unsecured notes maturing July 15, 2029 (the "Exchangeable Notes") unless earlier exchanged, purchased or redeemed. The Exchangeable Notes will pay interest semi-annually in arrears on January 15 and July 15 of each year.

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Notable Portfolio Activity
In the third quarter, we completed $2.4 billion of pro rata gross investments, including $2.2 billion in acquisitions and loan funding and $203 million in development funding. We opened nine development projects, including partial conversions and expansions, for an aggregate pro rata investment amount of $294 million. Additionally, during the third quarter we completed pro rata property dispositions and loan repayments of $384 million.
Affinity Living Communities As previously announced, we entered into a definitive agreement to acquire a portfolio of 25 age-restricted active adult communities for $969 million through a privately negotiated, off-market transaction. During the quarter, we acquired 20 properties for approximately $691 million spread across two tranches, with the last tranche expected to close by the end of the year.
Triple-net to Seniors Housing Operating Transitions During the second and third quarters, we reached agreements to convert 52 triple-net leased properties to Seniors Housing Operating (RIDEA) structures, allowing us to directly participate in the underlying cash flow growth of the communities. The transition to highly-aligned RIDEA 4.0 structures will deepen our partnership with several leading managers, build on success within their existing portfolios, and ensure that both Welltower and our partners benefit from the communities' future growth potential. During the third quarter, we completed the conversion of 41 of these properties.
Environmental, Social and Governance ("ESG")
We received the GRESB Green Star recognition for the fourth consecutive year, highlighting our achievement of performing above the industry average in energy performance, social commitments and governance practices.
Dividend On October 28, 2024, the Board of Directors declared a cash dividend for the quarter ended September 30, 2024 of $0.67 per share. This dividend, which will be paid on November 21, 2024 to stockholders of record as of November 13, 2024, will be our 214th consecutive quarterly cash dividend. The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.
Outlook for 2024 Net income attributable to common stockholders guidance has been revised to a range of $1.75 to $1.81 per diluted share from the previous range of $1.52 to $1.60 per diluted share. We increased the guidance range of full year normalized FFO attributable to common stockholders to a range of $4.27 to $4.33 per diluted share from the previous range of $4.13 to $4.21 per diluted share. In preparing our guidance, we have updated or confirmed the following assumptions:
•Same Store NOI: We expect average blended SSNOI growth of 11.5% to 13.0%, which is comprised of the following components:
◦Seniors Housing Operating approximately 22.0% to 24.0%
◦Seniors Housing Triple-net approximately 4.0% to 5.0%
◦Outpatient Medical approximately 2.0% to 3.0%
◦Long-Term/Post-Acute Care approximately 2.0% to 3.0%
•Investments: Our earnings guidance includes only those acquisitions announced or closed to date. Furthermore, no transitions or restructures beyond those announced to date are included.
•General and Administrative Expenses: We anticipate general and administrative expenses to be approximately $205 million to $211 million and stock-based compensation expense to be approximately $40 million, exclusive of approximately $33.5 million of expected expense related to the Special Performance Option Awards and the 2022-2025 OPP Awards.
•Development: We anticipate funding an additional $247 million of development in 2024 relating to projects underway as of September 30, 2024.
•Dispositions: We expect pro rata disposition proceeds of $899 million at a blended yield of 8.4% in the next twelve months. This includes approximately $790 million of consideration from expected property sales and $109 million of expected proceeds from loan repayments.
•Pandemic Relief Funds: Our initial 2024 earnings guidance did not include the recognition of any pandemic relief funds which may be received during the year. During the nine months ended September 30, 2024, we recognized approximately $2 million at our share related to Provider Relief Funds and similar programs in the United Kingdom and Canada. Our updated guidance does not include any additional funds in 2024. In 2023, we recognized approximately $13 million at our share relating to Provider Relief Funds and similar programs in the United Kingdom and Canada.
Our guidance does not include any additional investments, dispositions or capital transactions, nor any other expenses, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items beyond those disclosed. Please see the Supplemental Reporting Measures section for further discussion and our definition of normalized FFO and SSNOI and Exhibit 3 for a reconciliation of the outlook for net income available to common stockholders to normalized FFO attributable to common stockholders. We will provide additional detail regarding our 2024 outlook and assumptions on the third quarter 2024 conference call.
Conference Call Information We have scheduled a conference call on Tuesday, October 29, 2024 at 9:00 a.m. Eastern Time to discuss our third quarter 2024 results, industry trends and portfolio performance. Telephone access will be available by dialing (888)

3Q24	Earnings Release	October 28, 2024
340-5024 or (646) 960-0135 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through November 5, 2024. To access the rebroadcast, dial (800) 770-2030 or (609) 800-9909 (international). The conference ID number is 8230248. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days.
Supplemental Reporting Measures We believe that net income and net income attributable to common stockholders ("NICS"), as defined by U.S. generally accepted accounting principles ("U.S. GAAP"), are the most appropriate earnings measurements. However, we consider funds from operations ("FFO"), normalized FFO, net operating income ("NOI"), same store NOI ("SSNOI"), revenue per occupied room ("RevPOR"), same store RevPOR ("SS RevPOR"), expense per occupied room ("ExpPOR"), same store ExpPOR ("SS ExpPOR"), EBITDA and Adjusted EBITDA to be useful supplemental measures of our operating performance. Excluding EBITDA and Adjusted EBITDA, these supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts ("NAREIT") created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and acquisitions of controlling interests, impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 2. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of Welltower between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to managers, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent general overhead costs that are unrelated to property operations and unallocable to the properties. These expenses include, but are not limited to, payroll and benefits related to corporate employees, professional services, office expenses and depreciation of corporate fixed assets. SSNOI is used to evaluate the operating performance of our properties using a consistent population which controls for changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Acquisitions and development conversions are included in the same store amounts five full quarters after acquisition or being placed into service. Land parcels, loans and sub-leases, as well as any properties sold or classified as held for sale during the period, are excluded from the same store amounts. Redeveloped properties (including major refurbishments of a Seniors Housing Operating property where 20% or more of units are simultaneously taken out of commission for 30 days or more or Outpatient Medical properties undergoing a change in intended use) are excluded from the same store amounts until five full quarters post completion of the redevelopment. Properties undergoing operator transitions and/or segment transitions are also excluded from the same store amounts until five full quarters post completion of the operator transition or segment transition. In addition, properties significantly impacted by force majeure, acts of God or other extraordinary adverse events are excluded from same store amounts until five full quarters after the properties are placed back into service. SSNOI excludes non-cash NOI and includes adjustments to present consistent property ownership percentages and to translate Canadian properties and UK properties using a consistent exchange rate. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP. Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained. We believe NOI and SSNOI provide investors relevant and useful information because they measure the operating performance of our properties at the property level on an unleveraged basis. We use NOI and SSNOI to make decisions about resource allocations and to assess the property level performance of our properties. No reconciliation of the forecasted range for SSNOI on a combined basis or by property type is included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.

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RevPOR represents the average revenues generated per occupied room per month and ExpPOR represents the average expenses per occupied room per month at our Seniors Housing Operating properties. These metrics are calculated as our pro rata share of total resident fees and services revenues or property operating expenses from the income statement, divided by average monthly occupied room days. SS RevPOR and SS ExpPOR are used to evaluate the RevPOR and ExpPOR performance of our properties under a consistent population, which eliminates changes in the composition of our portfolio. They are based on the same pool of properties used for SSNOI and include any revenue and expense normalizations used for SSNOI. We use RevPOR, ExpPOR, SS RevPOR and SS ExpPOR to evaluate the revenue-generating capacity and profit potential of our Seniors Housing Operating portfolio independent of fluctuating occupancy rates. They are also used in comparison against industry and competitor statistics, if known, to evaluate the quality of our Seniors Housing Operating portfolio.
We measure our credit strength both in terms of leverage ratios and coverage ratios. The leverage ratios indicate how much of our balance sheet capitalization is related to long-term debt, net of cash and restricted cash. We expect to maintain capitalization ratios and coverage ratios sufficient to maintain a capital structure consistent with our current profile. The ratios are based on EBITDA and Adjusted EBITDA. EBITDA is defined as earnings (net income per income statement) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding unconsolidated entities and including adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, gains/losses on disposition of properties and acquisitions of controlling interests, impairment of assets, gains/losses on derivatives and financial instruments, other expenses, other impairment charges and other adjustments deemed appropriate in management's opinion. We believe that EBITDA and Adjusted EBITDA, along with net income, are important supplemental measures because they provide additional information to assess and evaluate the performance of our operations. Our leverage ratios include net debt to Adjusted EBITDA and consolidated enterprise value. Net debt is defined as total long-term debt, excluding operating lease liabilities, less cash and cash equivalents and restricted cash. Consolidated enterprise value represents the sum of net debt, the fair market value of our common stock and noncontrolling interests.
Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended September 30, 2024, which is available on Welltower's website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.
About Welltower Welltower Inc. (NYSE:WELL), a real estate investment trust ("REIT") and S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. Welltower invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people's wellness and overall health care experience. Welltower owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com. We routinely post important information on our website at www.welltower.com in the "Investors" section, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading "Investors". Accordingly, investors should monitor such portion of our website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission. The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.
Forward-Looking Statements and Risk Factors This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. When Welltower uses words such as "may," "will," "intend," "should," "believe," "expect," "anticipate," "project," "pro forma," "estimate" or similar expressions that do not relate solely to historical matters, Welltower is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause Welltower's actual results to differ materially from Welltower's expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; Welltower's ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters, health emergencies (such as the COVID-19 pandemic) and other acts of God affecting Welltower's properties; Welltower's ability to re-lease space at similar rates as vacancies occur; Welltower's ability to timely reinvest sale proceeds at similar rates to assets sold; operator/

3Q24	Earnings Release	October 28, 2024
tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting Welltower's properties; changes in rules or practices governing Welltower's financial reporting; the movement of U.S. and foreign currency exchange rates; Welltower's ability to maintain its qualification as a REIT; key management personnel recruitment and retention; and other risks described in Welltower's reports filed from time to time with the SEC. Welltower undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

3Q24	Earnings Release	October 28, 2024
Welltower Inc.
Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	September 30,
	2024	2023
Assets
Real estate investments:
Land and land improvements	$5,075,391	$4,373,058
Buildings and improvements	40,646,767	35,010,855
Acquired lease intangibles	2,268,889	1,961,799
Real property held for sale, net of accumulated depreciation	110,689	355,380
Construction in progress	1,374,996	1,338,076
Less accumulated depreciation and intangible amortization	(10,276,509)	(8,868,627)
Net real property owned	39,200,223	34,170,541
Right of use assets, net	358,160	338,693
Investments in sales-type leases, net	469,260	—
Real estate loans receivable, net of credit allowance	1,840,453	1,181,265
Net real estate investments	41,868,096	35,690,499
Other assets:
Investments in unconsolidated entities	1,742,836	1,568,096
Goodwill	68,321	68,321
Cash and cash equivalents	3,564,942	2,582,037
Restricted cash	219,466	104,674
Straight-line rent receivable	518,387	405,154
Receivables and other assets	971,650	1,235,921
Total other assets	7,085,602	5,964,203
Total assets	$48,953,698	$41,654,702

Liabilities and equity
Liabilities:
Unsecured credit facility and commercial paper	$—	$—
Senior unsecured notes	13,295,096	13,453,985
Secured debt	2,468,527	2,380,253
Lease liabilities	392,360	365,115
Accrued expenses and other liabilities	1,733,712	1,636,730
Total liabilities	17,889,695	17,836,083
Redeemable noncontrolling interests	270,182	244,793
Equity:
Common stock	620,107	533,918
Capital in excess of par value	37,949,035	30,056,076
Treasury stock	(114,876)	(112,313)
Cumulative net income	9,976,753	9,061,133
Cumulative dividends	(17,901,600)	(16,435,416)
Accumulated other comprehensive income	(195,138)	(149,362)
Total Welltower Inc. stockholders' equity	30,334,281	22,954,036
Noncontrolling interests	459,540	619,790
Total equity	30,793,821	23,573,826
Total liabilities and equity	$48,953,698	$41,654,702

3Q24	Earnings Release	October 28, 2024

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenues:
Resident fees and services	$1,511,524	$1,199,808	$4,265,271	$3,490,942
Rental income	430,486	384,507	1,183,949	1,152,005
Interest income	69,046	42,220	185,163	117,335
Other income	44,607	35,478	105,905	127,938
Total revenues	2,055,663	1,662,013	5,740,288	4,888,220
Expenses:
Property operating expenses	1,212,701	995,273	3,420,911	2,911,698
Depreciation and amortization	403,779	339,314	1,151,687	1,020,371
Interest expense	139,050	156,532	419,792	453,272
General and administrative expenses	77,901	46,106	186,784	134,764
Loss (gain) on derivatives and financial instruments, net	(9,906)	2,885	(18,785)	5,095
Loss (gain) on extinguishment of debt, net	419	1	2,130	7
Provision for loan losses, net	4,193	4,059	10,370	7,292
Impairment of assets	23,421	7,388	69,146	21,103
Other expenses	20,239	38,220	83,054	72,034
Total expenses	1,871,797	1,589,778	5,325,089	4,625,636
Income (loss) from continuing operations before income taxes
and other items	183,866	72,235	415,199	262,584
Income tax (expense) benefit	4,706	(4,584)	(2,586)	(11,132)
Income (loss) from unconsolidated entities	(4,038)	(4,031)	(6,925)	(51,434)
Gain (loss) on real estate dispositions and acquisitions of controlling interests, net	272,266	71,102	443,416	69,681
Income (loss) from continuing operations	456,800	134,722	849,104	269,699

Net income (loss)	456,800	134,722	849,104	269,699
Less: Net income (loss) attributable to noncontrolling interests(1)	6,951	7,252	17,395	13,516
Net income (loss) attributable to common stockholders	$449,849	$127,470	$831,709	$256,183
Average number of common shares outstanding:
Basic	611,290	521,848	595,353	504,420
Diluted	618,306	525,138	600,191	507,353
Net income (loss) attributable to common stockholders per share:
Basic	$0.74	$0.24	$1.40	$0.51
Diluted(2)	$0.73	$0.24	$1.39	$0.50
Common dividends per share	$0.67	$0.61	$1.89	$1.83

(1) Includes amounts attributable to redeemable noncontrolling interests.
(2) Includes adjustment to the numerator for income (loss) attributable to OP Units and DownREIT Units.

3Q24	Earnings Release	October 28, 2024

FFO Reconciliations				Exhibit 1
(in thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income (loss) attributable to common stockholders	$449,849	$127,470	$831,709	$256,183
Depreciation and amortization	403,779	339,314	1,151,687	1,020,371
Impairments and losses (gains) on real estate dispositions and acquisitions of controlling interests, net	(248,845)	(63,714)	(374,270)	(48,578)
Noncontrolling interests(1)	(5,801)	(8,789)	(24,145)	(34,957)
Unconsolidated entities(2)	36,835	24,843	101,312	78,349
NAREIT FFO attributable to common stockholders	635,817	419,124	1,686,293	1,271,368
Normalizing items, net(3)	52,285	66,404	224,549	84,557
Normalized FFO attributable to common stockholders	$688,102	$485,528	$1,910,842	$1,355,925

Average diluted common shares outstanding	618,306	525,138	600,191	507,353

Per diluted share data attributable to common stockholders:
Net income (loss)(4)	$0.73	$0.24	$1.39	$0.50
NAREIT FFO	$1.03	$0.80	$2.81	$2.51
Normalized FFO	$1.11	$0.92	$3.18	$2.67

Normalized FFO Payout Ratio:
Dividends per common share	$0.67	$0.61	$1.89	$1.83
Normalized FFO attributable to common stockholders per share	$1.11	$0.92	$3.18	$2.67
Normalized FFO payout ratio	60%	66%	59%	69%

Other items:(5)
Net straight-line rent and above/below market rent amortization(6)	$(48,093)	$(32,340)	$(120,201)	$(96,060)
Non-cash interest expenses(7)	11,406	7,191	30,604	19,643
Recurring cap-ex, tenant improvements, and lease commissions	(81,196)	(50,026)	(200,160)	(127,633)
Stock-based compensation(8)	9,918	8,578	31,286	28,193

(1) Represents noncontrolling interests' share of net FFO adjustments.
(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 2.
(4) Includes adjustment to the numerator for income (loss) attributable to OP Units and DownREIT Units.
(5) Amounts presented net of noncontrolling interests' share and including Welltower's share of unconsolidated entities.
(6) Excludes normalized other impairment (see Exhibit 2).
(7) Excludes normalized foreign currency loss (gain) (see Exhibit 2).
(8) Excludes normalized stock compensation expense related to the Special Performance Options and OPP awards (see Exhibit 2).

3Q24	Earnings Release	October 28, 2024

Normalizing Items					Exhibit 2
(in thousands, except per share data)	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2024		2023	2024	2023
Loss (gain) on derivatives and financial instruments, net	$(9,906)	(1)	$2,885	$(18,785)	$5,095
Loss (gain) on extinguishment of debt, net	419	(2)	1	2,130	7
Provision for loan losses, net	4,193	(3)	4,059	10,370	7,292
Income tax benefits	—		—	—	(246)
Other impairment	—		12,309	97,674	12,309
Other expenses	20,239	(4)	38,220	83,054	72,034
Leasehold interest termination	—		—	—	(65,485)
Special Performance Options and OPP Awards	29,838	(5)	—	29,838	—
Casualty losses, net of recoveries	3,224	(6)	1,014	7,335	9,069
Foreign currency loss (gain)	(1,766)	(7)	82	(1,357)	(490)
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	6,044	(8)	7,834	14,290	44,972
Net normalizing items	$52,285		$66,404	$224,549	$84,557

Average diluted common shares outstanding	618,306		525,138	600,191	507,353
Net normalizing items per diluted share	$0.08		$0.13	$0.37	$0.17

(1) Primarily related to mark-to-market of the equity warrants received as part of the Safanad/HC-One transactions.
(2) Primarily related to the closing of the expanded senior unsecured revolving credit facility.
(3) Primarily related to reserves for loan losses under the current expected credit losses accounting standard.
(4) Primarily related to non-capitalizable transaction costs.
(5) Primarily related to true-up accruals from the one-time 2021 Special Performance Option Awards and 2022-2025 Outperformance Program (“OPP”) Awards which were deemed probable this quarter based upon their respective financial metric hurdles. These accruals will be reversed if their respective hurdles are not eventually met.
(6) Primarily relates to casualty losses net of any insurance recoveries.
(7) Primarily relates to foreign currency gains and losses related to accrued interest on intercompany loans and third party debt denominated in a foreign currency.
(8) Primarily relates to hypothetical liquidation at book value adjustments related to in substance real estate investments.

3Q24	Earnings Release	October 28, 2024

Outlook Reconciliation: Year Ending December 31, 2024				Exhibit 3
(in millions, except per share data)	Prior Outlook		Current Outlook
	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$918	$966	$1,067	$1,104
Impairments and losses (gains) on real estate dispositions and acquisitions of controlling interests, net(1,2)	(249)	(249)	(387)	(387)
Depreciation and amortization(1)	1,650	1,650	1,691	1,691
NAREIT FFO attributable to common stockholders	2,319	2,367	2,371	2,408
Normalizing items, net(1,3)	172	172	228	228
Normalized FFO attributable to common stockholders	$2,491	$2,539	$2,599	$2,636

Diluted per share data attributable to common stockholders:
Net income	$1.52	$1.60	$1.75	$1.81
NAREIT FFO	$3.84	$3.92	$3.90	$3.96
Normalized FFO	$4.13	$4.21	$4.27	$4.33

Other items:(1)
Net straight-line rent and above/below market rent amortization	$(144)	$(144)	$(159)	$(159)
Non-cash interest expenses	44	44	45	45
Recurring cap-ex, tenant improvements, and lease commissions	(251)	(251)	(257)	(257)
Stock-based compensation	41	41	41	41

(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(2) Includes estimated gains on projected dispositions.
(3) See Exhibit 2. Also includes estimated stock compensation expense related to the one-time 2021 Special Stock Performance Option Awards and the 2022-2025 OPP Awards for the fourth quarter assuming the performance-based metrics continue to be probable of achievement.

3Q24	Earnings Release	October 28, 2024

SSNOI Reconciliation			Exhibit 4
(in thousands)	Three Months Ended
	September 30,
	2024	2023	% growth
Net income (loss)	$456,800	$134,722
Loss (gain) on real estate dispositions and acquisitions of controlling interests, net	(272,266)	(71,102)
Loss (income) from unconsolidated entities	4,038	4,031
Income tax expense (benefit)	(4,706)	4,584
Other expenses	20,239	38,220
Impairment of assets	23,421	7,388
Provision for loan losses, net	4,193	4,059
Loss (gain) on extinguishment of debt, net	419	1
Loss (gain) on derivatives and financial instruments, net	(9,906)	2,885
General and administrative expenses	77,901	46,106
Depreciation and amortization	403,779	339,314
Interest expense	139,050	156,532
Consolidated NOI	842,962	666,740
NOI attributable to unconsolidated investments(1)	32,043	29,488
NOI attributable to noncontrolling interests(2)	(17,332)	(22,838)
Pro rata NOI	857,673	673,390
Non-cash NOI attributable to same store properties	(24,835)	(26,713)
NOI attributable to non-same store properties	(290,656)	(165,506)
Currency and ownership adjustments(3)	(2,273)	1,027
Normalizing adjustments, net(4)	1,219	(1,749)
Same Store NOI (SSNOI)	$541,128	$480,449	12.6%

Seniors Housing Operating	278,849	226,714	23.0%
Seniors Housing Triple-net	76,591	72,412	5.8%
Outpatient Medical	127,766	125,068	2.2%
Long-Term/Post-Acute Care	57,922	56,255	3.0%
Total SSNOI	$541,128	$480,449	12.6%

(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner.
(3) Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the U.K. and Canada.
(4) Includes other adjustments described in the accompanying Supplement.

3Q24	Earnings Release	October 28, 2024

Net Debt to Adjusted EBITDA Reconciliation		Exhibit 5
(in thousands)	Three Months Ended
	September 30,
	2024	2023
Net income (loss)	$456,800	$134,722
Interest expense	139,050	156,532
Income tax expense (benefit)	(4,706)	4,584
Depreciation and amortization	403,779	339,314
EBITDA	994,923	635,152
Loss (income) from unconsolidated entities	4,038	4,031
Stock-based compensation	39,756	8,578
Loss (gain) on extinguishment of debt, net	419	1
Loss (gain) on real estate dispositions and acquisitions of controlling interests, net	(272,266)	(71,102)
Impairment of assets	23,421	7,388
Provision for loan losses, net	4,193	4,059
Loss (gain) on derivatives and financial instruments, net	(9,906)	2,885
Other expenses	20,239	38,220
Casualty losses, net of recoveries	3,224	1,014
Other impairment(1)	—	12,309
Adjusted EBITDA	$808,041	$642,535

Total debt(2)	$15,854,937	$15,899,420
Cash and cash equivalents and restricted cash	(3,784,408)	(2,686,711)
Net debt	$12,070,529	$13,212,709

Adjusted EBITDA annualized	$3,232,164	$2,570,140
Net debt to Adjusted EBITDA ratio	3.73x	5.14	x

(1) Represents the write-off of straight-line rent receivable and unamortized lease incentive balances for leases placed on cash recognition.
(2) Amounts include unamortized premiums/discounts, other fair value adjustments and financing lease liabilities. Excludes operating lease liabilities related to ASC 842 of $301,046,000 and $299,933,000 for the three months ended September 30, 2024 and 2023, respectively.

Net Debt to Consolidated Enterprise Value		Exhibit 6
(in thousands, except share price)
	September 30, 2024	December 31, 2023
Common shares outstanding	618,396	564,241
Period end share price	$128.03	$90.17
Common equity market capitalization	$79,173,240	$50,877,611

Net debt	$12,070,529	$13,739,143

Noncontrolling interests(1)	729,722	967,351
Consolidated enterprise value	$91,973,491	$65,584,105
Net debt to consolidated enterprise value	13.1%	20.9%

(1) Includes amounts attributable to both redeemable noncontrolling interests and noncontrolling interests as reflected on our consolidated balance sheets.

3Q24	Earnings Release	October 28, 2024

Reconciliation of SHO SS RevPOR Growth		Exhibit 7
(in thousands except SS RevPOR)	Three Months Ended
	September 30,
	2024	2023
Consolidated SHO revenues	$1,530,350	$1,203,899
Unconsolidated SHO revenues attributable to WELL(1)	64,494	59,550
SHO revenues attributable to noncontrolling interests(2)	(21,921)	(41,696)
SHO pro rata revenues(3)	1,572,923	1,221,753
Non-cash and non-RevPOR revenues on same store properties	(2,559)	(2,391)
Revenues attributable to non-same store properties	(513,653)	(254,327)
Currency and ownership adjustments(4)	(5,363)	426
SHO SS RevPOR revenues(5)	$1,051,348	$965,461

Average occupied units/month(6)	55,662	53,598
SHO SS RevPOR(7)	$6,245	$5,955
SS RevPOR YOY growth	4.9%

(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner.
(3) Represents SHO revenues at Welltower pro rata ownership.
(4) Includes where appropriate adjustments to reflect consistent property ownership percentages, to translate Canadian properties at a USD/CAD rate of 1.36 and to translate UK properties at a GBP/USD rate of 1.25.

(5) Represents SS SHO RevPOR revenues at Welltower pro rata ownership.
(6) Represents average occupied units for SS properties on a pro rata basis.
(7) Represents pro rata SS average revenues generated per occupied room per month.

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